EXHIBIT 5.1

May 13, 2011

Westinghouse Solar, Inc.
1475 S. Bascom Ave., Suite 101
Campbell, CA  95008

Re:  Registration Statement on Form S−3 for up to 3,936,000  shares of Common Stock

Ladies and Gentlemen:

We serve as counsel to Westinghouse Solar, Inc., a Delaware corporation (the “Company”) formerly known as Akeena Solar, Inc., and have been requested to render this opinion in connection with the Registration Statement on Form S-3 of the Company (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about May 13, 2011, including the preliminary prospectus included therein at the time the Registration Statement is declared effective (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), for registration by the Company of 3,936,000 shares of common stock, par value $0.001 per shares (the “Shares”), to be sold by selling stockholders as set forth in the Registration Statement.  The Shares are issuable upon conversion of outstanding shares of Series B 4% Convertible Preferred Stock (the “Series B Preferred”), upon exercise of outstanding Series K Warrants (the “Series K Warrants”) and certain other warrants (together with the Series K Warrants, the “Warrants”), and as potential dividends on the Series B Preferred that may be paid in shares of common stock, as described in the Prospectus.

In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (the “Documents”):

(a) the Registration Statement;

(b) the certificate of incorporation and by-laws, each as amended, of the Company, including the Certificate of Designation of Preferences, Rights and Limitations of Series B 4% Convertible Preferred Stock, certified as true, accurate and complete by an officer of the Company (collectively, the “Organizational Documents”);

(c) the form of warrant agreements setting forth the terms of the Series K Warrants;

(d) records of the proceedings and actions of the Board of Directors of the Company with respect to the transactions in which the Series B Preferred and Series K Warrants of the Company were approved for issuance, certified as true, accurate and complete, and in full force and effect, by an officer of the Company; and

(e) such other certificates, documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this opinion, subject to the limitations, assumptions, and qualifications noted below.

In examining the Documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties thereunder and the accuracy and completeness of all public records reviewed by us.  In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power and authority (corporate, trust, partnership or other) to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action (corporate, trust, partnership or other) and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties.  As to any facts material to this opinion, we have relied solely upon the Documents.

We further assume that:

(a) For shares of common stock represented by certificates (“Certificates”), appropriate Certificates representing such shares of common stock will be executed and delivered upon issuance and sale of any such shares of common stock, and will comply with the Organizational Documents and applicable law.

 (b) The declaration of any dividend payable on the Series B Preferred in shares of common stock would be duly approved by the Board of Directors of the Company prior to the issuance thereof and would be made in accordance with the Organizational Documents and at a time when such a dividend payment is permissible in compliance with applicable law.

(c) The Registration Statement has been declared effective and will remain effective under the Securities Act.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:  Upon the issuance and delivery by the Company of shares of common stock, issued upon conversion of the Series B Preferred in accordance with the terms of the Organizational Documents, issued upon exercise of the Warrants in accordance with the terms of the applicable warrant agreements and against payment of the exercise price therefor in accordance with such terms, and issued upon the declaration of dividends on the Series B Preferred, and in compliance with applicable law, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

(a) The foregoing opinion is rendered as of the date hereof.  We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

 (b) We do not express any opinion herein concerning any law other than the Delaware General Corporation Law, the substantive law of the State of California and the substantive federal securities laws of the United States of America.  We express no opinion as to the laws of any other state or jurisdiction of the United States or of any foreign jurisdiction.  We have made no inquiry into the laws and regulations or as to laws relating to choice of law or conflicts of law principles.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

(c) We express no opinion as to compliance with the securities (or “blue sky”), broker licensing, real estate syndication or mortgage lending laws of any jurisdiction.

 (d) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ DLA Piper LLP (US) DLA PIPER LLP (US)